Pitney Bowes Credit Corporation - Form 10-Q
Three Months Ended March 31, 1996
Page 17 of 18

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                                                Exhibit (i)
                             Computation of Ratio of Earnings to Fixed Charges
                             -------------------------------------------------


(Dollars in thousands)
                                        Three Months Ended
                                            March 31,                   Years Ended December 31,
                                        ------------------    -------------------------------------------
                                           1996       1995       1995     1994     1993     1992     1991
                                        -------    -------    -------  -------  -------  -------  -------
Income before income taxes. . . . . .  $ 62,057   $ 52,465   $231,334 $218,913 $189,960 $185,704 $148,746
                                        -------    -------    -------  -------  -------  -------  -------

Fixed charges:
 Interest on debt . . . . . . . . . .    50,315     48,549    202,090  151,239  137,372  146,594  167,236
 1/3 rental expense . . . . . . . . .       412        392      1,519    1,463    1,575    1,491    1,389
                                        -------    -------    -------  -------  -------  -------  -------
Total fixed charges . . . . . . . . .    50,727     48,941    203,609  152,702  138,947  148,085  168,625
                                        -------    -------    -------  -------  -------  -------  -------

Total . . . . . . . . . . . . . . . .  $112,784   $101,406   $434,943 $371,615 $328,907 $333,789 $317,371
                                        =======    =======    =======  =======  =======  =======  =======

Ratio of earnings to fixed
 charges (1). . . . . . . . . . . . .     2.22X      2.07X      2.14X    2.43X    2.37X    2.25X    1.88X
                                        =======    =======    =======  =======  =======  =======  =======

(1) The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges by fixed charges.  Fixed charges consist of interest on debt and one-third rental expense as representative of the interest portion of rentals.

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